UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/26/2007

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE INC
(Exact name of registrant as specified in its charter)

Commission File Number:  0-49629

DE	33-0933072
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

17872 Cartwright Road, Irvine, CA 92614
(Address of principal executive offices, including zip code)

949-399-4500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 26, 2007, the Registrant, its subsidiary, Tecstar Automotive Group, Inc. ("TAG"), and Joseph E. Katona III, entered into a Separation Agreement under which Mr. Katona's employment as the Chief Financial Officer of TAG was terminated. Concurrent with the execution of the Separation Agreement, Mr. Katona's employment agreement with TAG was terminated.

Pursuant to the terms of the Separation Agreement and in consideration of Mr. Katona's waiver and release of any claims he may have under the employment agreement including any claims for severance and post-termination benefits, Registrant and TAG agreed to pay and provide Mr. Katona with: (i) a lump sum cash payment of $120,000, (ii) title to a company vehicle, and (iii) continued health benefits for the lesser of (a) one year and (b) such time that Mr. Katona obtains new employment with comparable benefits.

In addition, Mr. Katona will perform financial and accounting consulting services for the Registrant and TAG for a period of nine months and will receive a fixed consulting fee of $6,667 per month.

The foregoing description of the terms and conditions of the Separation Agreement is qualified by reference to the complete terms of that agreement, a copy of which is filed herewith as Exhibit 99.1.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE INC

Date: March 30, 2007	By:	/s/ W. Brian Olson
W. Brian Olson
Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Katona Separation Agreement